Exhibit 10.18

EMPLOYMENT SECURITY AGREEMENT

This Employment Security Agreement (the “Agreement”) is made by and between Internap Corporation (“Company”) and Kevin M. Dotts (“Employee”) this 15th day of February, 2016 (the “Effective Date”).

WHEREAS, in order to achieve its long-term objectives, Company recognizes that it is essential to attract and retain qualified key employees; and

WHEREAS, in consideration of the valuable service for, and critical contribution to the success of Company, Company desires to provide Employee with certain benefits in the event Employee’s employment is terminated, either in connection with or unrelated to a Change of Control of Company, on the terms and subject to the conditions set forth in this Agreement. Capitalized terms that are used in this Agreement but not defined in connection with their use are defined in Article V.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

ARTICLE I
TERMINATION BENEFITS

1.1	General Termination Benefits. If Employee incurs a Qualifying Termination other than during a Protection Period, Employee will receive the following termination benefits:

(a)	Severance Pay. Subject to Section 1.4 and Article 2, Employee will receive severance pay in an amount equal to twelve (12) months of Base Compensation to be paid monthly in equal installments payable over a twelve (12) month period, in accordance with the Company’s normal payroll schedule, beginning with the first such date that is at least sixty (60) days after the date of Employee’s Qualifying Termination (the “Initial Payment Date”), provided that the general release required pursuant to Article 2 has been executed and delivered to Company and has become irrevocable by such date.

(b)	Accrued Obligations. Employee will be entitled to (i) payment of any earned and unpaid Base Compensation as of Termination of Employment, (ii) payment of any earned but unpaid other amounts due as of the Termination of Employment, including, but, not limited to, any unpaid, earned bonus for any prior fiscal year, and (iii) payment of any earned but unused paid time off as of the Termination of Employment, only to the extent such paid time off is to be paid out under the vacation plan or policy sponsored by Company that is applicable to Employee (the “Accrued Obligations”). Accrued Obligations described in clause (i) above will be paid as part of Employee’s final ordinary payroll payment from Company for active employment or contemporaneously with such payment, but in no event later than the period required by local law, and Accrued Obligations described in clauses (ii) and (iii) above will be paid in accordance with the terms of the plan, policy, agreement or arrangement under which they arose (including with respect to time of payment or distribution).

Exhibit A- Schedule A

(c)	Equity Compensation Adjustments. Any equity-based compensation awards granted to Employee by Company that vested prior to such Termination of Employment will be governed by the terms of such awards and the controlling equity plan or agreement. Any equity-based compensation awards granted to Employee by Company that are unvested on Termination of Employment will, subject to Section 1.2(c), expire, unless otherwise provided in such awards or equity plan or agreement. Following Employee’s Termination of Employment, Company will not grant Employee any equity-based compensation awards.

(d)	401(k) Plan. The terms of the 401(k) Plan will govern the Employee’s account balance, if any, under such 401(k) Plan.

Company’s obligations pursuant to this Section 1.1 shall survive Employee’s death.

1.2	Termination Benefits in Connection with a Change of Control. If Employee incurs a Qualifying Termination during a Protection Period, Employee will receive the following termination benefits:

(a)	Severance Pay. Subject to Section 1.4 and Article 2, Employee will receive severance pay in an amount equal to the sum of (i) twelve (12) months of Base Compensation, and (ii) Bonus, (“Severance Pay”) such Severance Pay to be paid in a single lump-sum on the first Company payroll date that is at least sixty (60) days after the later of (1) the date of Employee’s Qualifying Termination, or (2) the date of the Change of Control, but only if the general release required pursuant to Article 2 has been executed and delivered to Company and has become irrevocable in accordance with its terms by such date. The Severance Pay payable pursuant to this Section 1.2(a) will be reduced by the aggregate dollar amount to be paid under Section 1.1(a) above (whether such amount has already been paid or is to be paid in the future), and all amounts payable under Section 1.1(a) shall continue to be paid in the manner provided in, and at the times required by, Section 1.1(a) above with no changes. For purposes of this Section 1.2, “Bonus” shall mean the “maximum” bonus for Employee for the year in which the Termination of Employment occurs under the applicable bonus plan as established by Company’s Board of Directors.

(b)	Accrued Obligations. Employee will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 1.1(b).

(c)	Equity Compensation Adjustments. Any equity-based compensation awards granted to Employee by Company that vested prior to such Termination of Employment will be governed by the terms of such awards and the controlling equity plan or agreement. Any equity-based compensation awards granted to Employee by Company that are unvested on Termination of Employment will vest immediately upon Termination of Employment, unless otherwise provided in such awards or equity plan or agreement. Any such unvested equity-based compensation awards that are performance-based shall be deemed to vest at target unless otherwise provided in such awards or equity plan or agreement. Following Termination of Employment, Company will not grant Employee any equity-based compensation awards.

(d)	401(k) Plan. The terms of the 401(k) Plan will govern Employee’s account balance, if any, under such 401(k) Plan.

(e)	Conditional Cap on Severance Pay. If the Employee is a “disqualified individual” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), and if the payments to Employee pursuant to this Agreement (when considered with all other payments made to Employee which are “parachute payments” as defined in Section 280G of the Code the amount of all such payments, collectively, the “Parachute Payment”) result in Employee becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Code (“280G Excise Tax”), Employee will receive either (i) the severance benefits payable pursuant to this Section 1.2 or (ii) the severance benefits payable pursuant to this Section 1.2 as reduced to avoid imposition of the 280G Excise Tax (the “Conditional Capped Amount”), whichever would result in the greatest after-tax (taking into account all federal, state and local income taxes and the Section 4999 of the Code excise tax) payment.

Not more than fourteen (14) days following Termination of Employment, Company will notify Employee in writing (i) whether the severance benefits payable pursuant to this Section 1.2 when added to any other Parachute Payments payable to Employee exceed an amount equal to 299% (the “299% Amount”) of Employee’s “base amount” as defined in Section 280G(b)(3) of the Code, (ii) the amount that is equal to the 299% Amount, (iii) whether the severance benefit described in Section 1.2(e)(i) or the Conditional Capped Amount pursuant to section 1.2(e)(ii) is greater on an after-tax basis and (iv) if the Conditional Capped Amount is the greater amount, the amount that the severance benefits payable pursuant to this Section 1.2 must be reduced to equal such amount. Such reduction order may be elected by the Employee at the time to the extent legally permitted and not a violation of Code Section 280G or 409A and, if it is or not elected within ten (10) days of the notification, it shall be done in the following order: (a) all cash severance in the reverse order to be received, (b) all equity valued without regard to Treas. Reg. §1.280G Q&A 24(c) in reverse order of vesting and (c) all equity valued pursuant to Treas. Reg. §1.280G Q&A 24(c) in reverse order of vesting.

The calculations and determinations described in this section will be made by Company’s public accounting firm in accordance with Section 280G of the Code or any successor provision thereto. The costs of obtaining such determination will be borne by Company.

Company’s obligations pursuant to this Section 1.2 shall survive Employee’s death.

1.3	Termination Benefits in Connection With a Termination Other Than a Qualifying Termination. If Employee’s employment with Company terminates for any reason that is not described in Section 1.1 or 1.2, including due to death or Disability, Employee will receive the following termination benefits:

(a)	Severance Pay. Employee will not receive any severance pay.

(b)	Accrued Obligations. Employee or Employee’s estate, as applicable, will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 1.1(b).

(c)	Continued Welfare Benefits. Employee and/or Employee’s dependents, as applicable, will be entitled to continue their respective health and welfare coverage, if any, pursuant to COBRA, at Employee’s and/or Employee’s dependents, if any, cost.

(d)	Equity Compensation Adjustments. Any equity-based compensation awards granted to Employee by Company that vested prior to such Termination of Employment will be governed by the terms of such awards and the controlling equity plan or agreement. Any equity-based compensation awards granted to Employee by Company that are unvested on Termination of Employment will expire, unless otherwise provided in such awards or such equity plan or agreement. Following Termination of Employment, Company will not grant Employee any equity-based compensation awards.

(e)	401(k) Plan. The terms of the 401(k) Plan will govern Employee’s account balance, if any, under such 401(k) Plan.

(f)	Limitation on Benefits. In the event that Employee’s termination is later determined by a court of competent jurisdiction, at any time, to be a Qualifying Termination, or that Company did not have cause to support the termination, Employee acknowledges and agrees that the sole compensation to which Employee shall be entitled as a result of such Qualifying Termination shall be governed by, and limited to, the terms of Section 1.1 or Section 1.2 above, whichever is applicable, and legal fees under Section 4.3(b), if applicable.

1.4	Code Section 409A.

(a)	It is the intention of Company and Employee that the provisions of this Agreement either (i) provide compensation that is not deferred compensation, or (ii) provide compensation that is deferred compensation exempt from Section 409A of the Code, or (iii) provide deferred compensation that complies with Section 409A of the Code and the rules, regulations and other authorities promulgated thereunder (including the transition rules thereof) (collectively, “409A”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with this intent.

(b)	To the extent Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and as determined in good faith by Company, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six-month period after separation from service will be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period.

(c)	In the event that Company determines that any provision of this Agreement does not comply with 409A, Company will be entitled, without Employee’s consent, to amend or modify such provision to comply with 409A; provided, however, that such amendment or modification will, to the greatest extent commercially practicable, maintain the economic value to Employee of such provision.

(d)	For purposes of 409A, each installment of severance pay under Section 1.1(a) will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e)	Notwithstanding anything to the contrary contained herein, a Qualifying Termination shall occur only to the extent that the Employee incurs a “separation from service” with Company within the meaning of Treasury Regulation Section 1.409A-1(h).

ARTICLE II
CONDITIONS TO PAYMENT OF TERMINATION BENEFITS

As a condition of obtaining benefits under this Agreement pursuant to Sections 1.1 or 1.2, Employee will be required to (a) within twenty-one (21) days or forty-five (45) days (depending on the circumstances of the Termination of Employment) following Termination of Employment execute and deliver to Company a general release of claims against Company in substantially the form attached hereto as Exhibit A, and (b) comply, subject to Section 3.1 below, with the covenants set forth in Article III below. In the event that Employee does not execute and deliver a general release as set forth above, or such release is revoked (but only to the extent revocation is permitted under the terms of such general release) by the date on which benefits under Section 1.1 or 1.2 are to begin, then Employee will forfeit all entitlement to any payment, benefit or other amount under Sections 1.1 or 1.2.

ARTICLE III
RESTRICTIVE COVENANTS

3.1	Restrictive Covenants. Employee acknowledges and agrees that:

(a)	Employee: (i) will serve Company as a Key Employee; and/or (ii) will serve Company as a Professional; and/or (iii) will customarily and regularly solicit Customers and/or Prospective Customers for Company; and/or (iv) will customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be provided or performed by others in Company; and/or (v) (A) will have a primary duty of managing a department or subdivision of Company, (B) will customarily and regularly direct the work of two (2) or more other employees, and (C) will have the authority to hire or fire other employees; and/or

(b)	Employee’s position is a position of trust and responsibility with access to (i) Confidential Information, (ii) Trade Secrets, (iii) information concerning employees of Company, (iv) information concerning Customers of Company, and/or (v) information concerning Prospective Customers of Company.

(c)	Employee shall abide by the following both during and after Employee’s employment with Company for the periods specified below, whether or not Employee receives any benefits under this Agreement pursuant to Article I:

(i)          Trade Secrets and Confidential Information. Employee shall not: (A) both during and after Employee’s employment with Company, use, disclose or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than Company’s Business, except as authorized in writing by Company; (B) during Employee’s employment with Company, use disclose or reverse engineer (1) any confidential information or trade secrets of any former employer or third party, or (2) any works of authorship developed in whole or in part by Employee during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (C) upon Termination of Employment for any reason: (1) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Employee’s possession or control, or (2) destroy, delete or alter the Trade Secrets or Confidential Information without Company’s prior written consent. The obligations under this Agreement shall: (I) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (II) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement.

The confidentiality, property and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

(ii)         Non-Solicitation of Customers. During the Restricted Period, Employee shall not, directly or indirectly, solicit any Customer of Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this subsection apply only to Customers with whom Employee had Material Contact during the term of Employee’s employment.

(iii)        Non-Solicitation of Prospective Customers. During the Restricted Period, Employee shall not, directly or indirectly, solicit any Prospective Customer of Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this subsection apply only to Prospective Customers with whom Employee had Material Contact during the term of Employee’s employment.

(iv)        Non-Recruit of Employees. During the Restricted Period, Employee shall not, directly or indirectly, solicit, recruit or induce any Internap Employee to (i) terminate his or her employment relationship with Company, or (ii) work for any other person or entity engaged in the Business. The restrictions set forth in this subsection shall apply only to Internap Employees (a) with whom Employee had Material Interaction, or (b) that Employee, directly or indirectly, supervised.

(v)         Non-Competition. During the Restricted Period, Employee shall not, on Employee’s own behalf or on behalf of any person or entity, engage in the Business in the Territory. This restriction is specifically limited to the performance of any of the activities which Employee performed, or which are substantially similar to those which Employee performed, for or on behalf of Company. Nothing in this Agreement shall be construed to prohibit Employee from performing activities which Employee did not perform for or on behalf of Company.

(vi)        Non-Disparagement. Employee shall not make any disparaging or defamatory statements, whether written or oral, regarding Company. In addition, Employee shall not make any statement or take any action which may negatively impact Company’s ability to close those business transactions that Employee was, directly or indirectly, working on or had knowledge of during the course of Employee’s employment with Company.

(vii)       Definitions. For purposes of this Section 3.1 only, capitalized terms shall be defined as follows:

(A)         “Business” means (1) those activities, products and services that are the same as or similar to the activities conducted and products and services offered and/or provided by Company within two (2) years prior to termination of Employee’s employment with Company, and (2) the business of providing information technology (IT) infrastructure services that enable businesses to securely store, host, access and deliver their online applications and media content through the Internet. Such services include, but are not limited to: (I) Internet connectivity, (II) colocation services, (III) hosting services, (IV) CDN services and (V) “Cloud” computing services.

(B)         “Confidential Information” means (1) information of Company, to the extent not considered a Trade Secret under applicable law, that (I) relates to the business of Company, (II) was disclosed to Employee or of which Employee became aware of as a consequence of Employee’s relationship with Company, (III) possesses an element of value to, and (IV) is not generally known to Company’s competitors, and (2) information of any third party provided to Company which Company is obligated to treat as confidential, including, but not limited to, information provided to Company by its licensors, suppliers or customers. Confidential Information includes, but is not limited to, (a) methods of operations, (b) price lists, (c) financial information and projections, (d) personnel data, (e) future business plans, (f) the composition, description, schematic or design of products, future products or equipment of Company or any third party, (g) advertising or marketing plans, and (h) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, Prospective Customers or any third party, including, but not limited to, the names of Customers and Prospective Customers, Customer and Prospective Customer lists compiled by Company, and Customer and Prospective Customer information compiled by Company. Confidential Information shall not include any information that (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Employee, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (z) otherwise enters the public domain other than through unlawful means by Employee.

(C)         “Customer” means any person or entity to whom Company has sold its products or services.

(D)         “Key Employee” means that, by reason of Company’s investment of time, training, money, trust, exposure to the public or exposure to Customers, vendors or other business relationships during the course of Employee’s employment with Company, Employee will gain a high level of notoriety, fame, reputation or public persona as Company’s representative or spokesperson; will gain a high level of influence or credibility with Customers, vendors or other business relationships; or will be intimately involved in the planning for or direction of the business of Company or a defined unit of Company’s business. Such term also means that Employee possesses selective or specialized skills, learning or abilities or customer contacts or customer information by reason of having worked for Company.

(E)         “Internap Employee” means any person who (I) is employed by Company at the time of Employee’s Termination of Employment, or (II) was employed by Company during the last year of Employee’s employment with Company.

(F)         “Material Contact” means contact between Employee and a Customer or Prospective Customer: (I) with whom or which Employee dealt on behalf of Company; (II) whose dealings with Company were coordinated or supervised by Employee; (III) about whom Employee obtained Confidential Information in the ordinary course of business as a result of Employee’s association with Company; or (IV) who receives products or services authorized by Company, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee within two (2) years prior to the Termination of Employment.

(G)         “Material Interaction” means any interaction with an Internap Employee which relates or related, directly or indirectly, to the performance of Employee’s or the Internap Employee’s duties for Company.

(H)         “Professional” means an employee who has as a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality or talent in a recognized field of artistic or creative endeavor. Such term shall not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer or a ministerial employee.

(I)         “Prospective Customer” means any person or entity to whom Company has solicited to sell its products or services.

(J)         “Restricted Period” means the time period during Employee’s employment with Company, and (1) for twelve (12) months following Employee’s termination of employment with the Company if such termination is a Qualifying Termination, or (2) if Employee’s employment is terminated for any reason other than a Qualifying Termination, for nine (9) months following Employee’s termination of employment with the Company, which will be inclusive of any portion of the Notice Period (as defined in Section 5.3 below), if any, during which Employee remains employed by the Company.

(K)         “Territory” means within each of the following discrete, severable, geographic areas:

(1)         the countries of the countries of Afghanistan, Albania, Algeria, Amsterdam, Andorra, Antigua and Barbuda, Argentina, Armenia, Australia, Bahamas, Bangladesh, Belgium, Belize, Bolivia, Bosnia, Brazil, Bulgaria, Canada, Canary Islands, Chile, China, Columbia, Costa Rica, Cote de Ivories’, Croatia, Curacao, Cyprus, Czech Republic, Denmark, Dominican Republic, Ecuador, Egypt, El Salvador, Estonia, Ethiopia, Fiji, France, Finland, Gaza, Great Britain, Germany, Greece, Guatemala, Guyana, Hong Kong, Honduras, Hungary, Ireland, India, Indonesia, Iran, Iraq, Israel, Italy, Jamaica, Japan, Jordan, Kenya, Korea, Kosovo, Kuwait, Lagos, Latvia, Lebanon, Luxemburg, Macao, Macedonia, Malaysia, Malta, Martinique, Mauritius, Mexico, Netherlands, New Zealand, Nicaragua, Nigeria, Norway, Oman, Pakistan, Philippines, Poland, Portugal, Puerto Rico, Qatar, Romania, Russia, Russian Federation, Saudi Arabia, Senegal, Serbia, Singapore, Slovakia, South Africa, Spain, South Korea, Sri Lanka, Sumatra, Suriname, Sweden, Switzerland, Taiwan, Thailand, The Netherlands, Trinidad & Tobago, Tunisia, Turkey, Taiwan, Uganda, United Kingdom, United Arab Emirates and Ukraine; and

(2)         the continental United States; and

(3)         the states of the states of Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming; and

(4)         the counties of Cherokee, Clayton, Cobb, Coweta, Dekalb, Douglas, Fayette, Forsyth, Fulton, Gwinnett, Hall, Henry, Paulding and Rockdale, Georgia; and

(5)         the city of Atlanta, Georgia; and

(6)         a fifteen (15) air mile radius of Company’s corporate headquarters.

(L)         “Trade Secrets” means information of Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors or suppliers, or a list of potential customers, clients, licensors or suppliers which is not commonly known by or available to the public and which information (I) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (II) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

3.2	Enforcement. Upon Employee’s employment with an entity that is not an Affiliate of Company (a “Successor Employer”) during the period that the provisions of this Article III remain in effect, Employee will provide such Successor Employer with a copy of this Agreement and will notify Company of such employment within thirty (30) days thereof. Upon the material, uncured, violation of any of the provisions of this Article III the payment of all severance benefits will cease, as applicable. Such relief will apply regardless of when such violation is discovered. Without by implication limiting the generality of the foregoing, Company may suspend any payments due under this Agreement pending the outcome of litigation regarding a breach of any provision of this Agreement or regarding a dispute arising from the subject matter of this Agreement. “Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as Company.

3.3	Independent Covenants. Each of the covenants set forth in this Article III shall be construed as an agreement independent of (a) each of the other covenants set forth in this Article III, (b) any other agreements, or (c) any other provision in this Agreement, and the existence of any claim or cause of action by Employee against Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Employee or Company may have against the other, shall not constitute a defense to the enforcement by Company of any of the covenants set forth in this Article III. Company shall not be barred from enforcing any of the covenants set forth in this Article III by reason of any breach of any other part of this Agreement or any other agreement with Employee.

3.4	Right of Offset. If Employee is at any time indebted to Company, or otherwise obligated to pay money to Company for any reason, Company, at its election, may offset amounts otherwise payable to Employee under this Agreement against any such indebtedness or amounts due from Employee to Company, to the extent permitted by law, except that no offset may be applied to any deferred compensation that is not exempt from Section 409A of the Code.

ARTICLE IV
DISPUTE RESOLUTION

4.1	Venue and Jurisdiction. Employee and Company agree that any and all claims arising out of or relating to this Agreement shall be (a) brought in the Superior Court of Fulton County, Georgia, or (b) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. Employee consents to the personal jurisdiction of the courts identified above. Employee waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.

4.2	Entitlement to Injunctive Relief. If Employee breaches any of the restrictions set forth in Article III, Employee agrees that: (a) Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by Company; and (c) if Company seeks injunctive relief to enforce this Agreement, Employee shall waive and shall not (i) assert any defense that Company has an adequate remedy at law with respect to the breach, (ii) require that Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require Company to post a bond or any other security. Nothing contained in this Agreement shall limit Company’s right to any other remedies at law or in equity.

4.3	Fees and Expenses.

(a)	Except as provided in Section 4.3(b) below, if Company or Employee sues in court against the other for a breach of any provision of this Agreement or regarding any dispute arising from the subject matter of this Agreement, if Company is the prevailing party it will be entitled to recover its attorneys’ fees, and court costs, regardless of which party initiated the proceedings. If Employee is the prevailing party or if there is no prevailing party, Company and Employee will each bear their own costs and attorneys’ fees incurred.

(b)	If, subsequent to a Change of Control, (i) Company or Employee sues in court for benefits under Sections 1.1 or 1.2, or (ii) Company contests the validity, enforceability or Employee’s interpretation of, or determinations under, this Agreement for benefits under Sections 1.1 or 1.2, Company will pay all legal fees, expenses and damages which Employee may incur as a result of Employee’s instituting legal action to enforce the rights hereunder. If Employee is the prevailing party or recovers any damages in such action, Employee will be entitled to receive in addition thereto pre-judgment and post-judgment interest on the amount of such damages.

ARTICLE V
MISCELLANEOUS PROVISIONS

5.1	Employee Acknowledgement. Employee is entering into this Agreement of Employee’s own free will. Employee acknowledges that Employee has had adequate opportunity to review this Agreement and consult with counsel of Employee’s own choosing. Employee represents that Employee has read and understands this Agreement, Employee is fully aware of this Agreement’s legal effect and has not acted in reliance upon any statements made by Company other than those set forth in writing in the Agreement.

5.2	At-Will Employment. Notwithstanding any provision in this Agreement to the contrary, Employee hereby acknowledges and agrees that Employee’s employment with Company is for an unspecified duration and constitutes “at-will” employment, and Employee further acknowledges and agrees that this employment relationship may be terminated at any time, with or without Cause or for any or no Cause, at the option either of Company or Employee. Company may change Employee’s job duties, title, responsibilities, reporting level, compensation and benefits, as well as Company’s personnel policies and procedures, with or without notice at any time in the sole discretion of Company.

5.3	Notice of Termination by Employee. Except as otherwise expressly provided in this Agreement, Employee agrees to provide Company with written notice of Employee’s intent to terminate employment with Company not less than two (2) months prior to the proposed effective date of such termination (the “Notice Period”). Notwithstanding the foregoing, following receipt of such notice, Company may, in its sole and absolute discretion: (a) allow Employee to remain employed for the duration of the Notice Period; (b) allow Employee to remain employed for a portion of the Notice Period, and terminate Employee’s employment prior to expiration of the Notice Period; (c) allow Employee to remain employed for all or a portion of the Notice Period as set forth in subclauses (a) and (b) above, but direct Employee not to perform any services for Company and/or not to appear at Company’s offices during such period; or (d) immediately terminate Employee’s employment. During any portion of the Notice Period in which Employee remains employed by Company, Employee will continue to receive Employee’s Base Compensation and those health and welfare benefits for which Employee remains eligible. Notwithstanding anything to the contrary set forth in this Agreement, any termination of employment by Company as set forth in this Section shall not constitute a Qualifying Termination.

5.4	Cooperation. Following termination of Employee’s employment for any reason, Employee shall cooperate with Company (including its employees, officers, directors, attorneys and representatives) and furnish complete and truthful information, testimony or affidavits in connection with any matters, including, but not limited to, any litigation, investigation or other dispute, about which Employee has knowledge or information. If Employee has any contact with any party adverse to Company in any investigation, lawsuit or dispute, Employee agrees to immediately notify the Company’s SVP and General Counsel first by telephone and as soon as possible thereafter in writing, provided that the foregoing shall not apply to any contact with a potential “whistleblower” or if Employee is a “whistleblower.”

5.5	Successors and Assigns. The rights and obligations of Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Company. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of Company, by a written agreement in form and substance reasonably satisfactory to Employee, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. This Agreement is personal to Employee and without the prior written consent of Company is not assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

5.6	Amendment. Except as provided in Section 1.4, this Agreement will not be modified, changed or in any way amended except by an instrument in writing signed by Company and Employee.

5.7	Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

5.8	Integration. The provisions of this Agreement and any exhibits hereto constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, including without limitation Company’s severance policy, any change of control agreement and employment agreement (including any offer letter) between Employee and Company, which are hereby terminated.

5.9	Choice of Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OF GEORGIA OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

5.10	Survival. The provisions of Article II, Article III, Article IV, this Article V and Article VI will survive the termination of this Agreement. The existence of any claim or cause of action of Employee against Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Company of the covenants of Employee contained in this Agreement, including but not limited to those contained in Article III.

5.11	No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at any time.

5.12	Notice. For all purposes of this Agreement, all communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or two business days after having been sent by a nationally recognized overnight courier service, addressed to Company at its principal executive office, to Company’s SVP and General Counsel, and to Employee at Employee’s principal residence, or to such other address as any party may have furnished to the other in writing, except that notices of change of address will be effective only upon receipt.

5.13	Counterparts. This Agreement shall be executed by Company and Employee in one or more counterparts which, taken together, shall constitute one original.

5.14	Construction. This Agreement is deemed to be drafted equally by both Employee and Company and will be construed as a whole and according to its fair meaning. Any presumption or principle that the language of this Agreement is to be construed against any party will not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, subsections or clauses are to those parts of this Agreement, unless the context clearly indicates to the contrary.

5.15	No Mitigation. In no event will Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts will not be reduced whether or not Employee obtains other employment.

5.16	Withholding. Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

ARTICLE VI
DEFINITIONS

6.1	“Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) that includes Company, any trade or business (whether or not incorporated) that is in common control (as defined in Section 414(c) of the Code) with Company, or any entity that is a member of the same affiliated service group (as defined in Section 414(m) of the Code) as Company.

6.2	“Base Compensation” means Employee’s gross monthly base salary at the time of Termination of Employment before reduction by any pre-tax contributions to the 401(k) Plan or any other benefit plan maintained by Company or its Affiliates or any other deductions of any nature. Any improper reduction thereof shall not impact the calculations of the amount of severance herein.

6.3	“Cause” means: (a) Employee’s conviction for, or plea of guilty or no contest to (i) a felony, or (ii) a crime involving moral turpitude; (b) Employee’s commission of an act constituting fraud, deceit or material misrepresentation with respect to Company; (c) Employee’s embezzlement of Company’s or its Affiliates’ assets or funds; (d) Employee’s commission of any negligent or willful act or omission that causes material detriment (by reason, without limitation, of financial exposure or loss, damage to reputation or goodwill, or exposure to civil damages or criminal penalties or other prosecutorial action by any governmental authority) to Company or any Affiliate; (e) Employee’s resignation for any reason other than those defined in Section 6.8 below; or (f) Employee’s failure or refusal to (i) satisfactorily perform Employee’s duties to Company, (ii) follow the direction of any individual to whom Employee reports, (iii) abide by the policies, procedures and rules of Company, or (iv) abide by laws applicable to Employee in Employee’s capacity as an employee, executive or officer of Company, provided, that, for any such failure listed in this subclause (f), Company shall first give Employee written notice setting forth with specificity the reasons that Company believes Employee is failing, and thirty (30) days to cure such failure.

6.4	“Change of Control” means any of the following occurrences which is also a change in the ownership or effective ownership of the Company or of a substantial portion of its assets within the meaning of Treas. Reg. §1.409A-3(i)(5):

(a)	any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (“Person”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that Act, of 30% or more of the voting stock of Company;

(b)	the majority of the Board of Directors of Company consists of individuals other than “incumbent” directors, which term means the members of the Board of Directors on the date hereof; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the incumbent directors will be considered to be an incumbent director;

(c)	Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(d)	all or substantially all of the assets or business of Company is disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of Company); or

(e)	Company combines with another company and is the surviving corporation but, immediately after the combination, the stockholders of Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting stock of the combined company, any shares received by affiliates of such, other company in exchange for stock of such other company).

For purposes of the Change of Control definition, “Company” will include any entity that succeeds to all or substantially all, of the business of Company and “voting stock” will mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

6.5	“Disability” means, as determined in Company’s sole discretion, Employee becomes mentally or physically impaired or disabled such that Employee is unable to perform the essential functions of Employee’s job even with reasonable accommodation for a period of at least one hundred twenty (120) days in the aggregate during any one hundred fifty (150) consecutive day period.

6.6	“401(k) Plan” means the Internap 401(k) Savings Plan or any other qualified retirement plan with a cash or deferred arrangement that is maintained or sponsored by Company or any Affiliate in which Employee is a participant.

6.7	“Protection Period” means the period beginning on the date that is six (6) months prior to the occurrence of a Change of Control and ending twenty-four (24) months following the occurrence of a Change of Control.

6.8	“Qualifying Termination”

(a)	In the case of any Termination of Employment other than during a Protection Period, “Qualifying Termination” shall mean:

(i)	the Termination of Employment by Company for any reason other than Cause, Disability or death; or

(ii)	the Termination of Employment by Employee for any of the following reasons:

(A)	a material reduction by Company in Employee’s Base Compensation or bonus eligibility unless similar reductions apply to senior executives of Company and its subsidiaries generally;

(B)	relocation of Company’s principal executive offices outside the Atlanta, Georgia metropolitan area (or, if Employee is not based at Company’s principal executive offices, the relocation of the office at which Employee is based by more than 50 miles); or

(C)	the assignment to Employee by Company of duties materially inconsistent with, or the material reduction of the powers and functions associated with, Employee’s positions, duties, responsibilities and status with Company or a material adverse change in Employee’s titles or offices, unless such action is in lieu of termination by Company of Employee’s employment due to Disability.

If Employee believes that an event specified in this Section 6.8(a)(ii) has occurred, Employee must notify Company of that belief within ninety (90) days following the occurrence of such event. Company will have thirty (30) days following receipt of such notice (such period, the “Designated Period”) in which to either rectify such event, determine that such an event exists, or determine that such an event does not exist. If Company does not take any of the foregoing actions within the Designated Period, Employee may terminate employment with Company during the fourteen (14) day period following the expiration of the Designated Period. If, during the Designated Period, Company determines that such an event exists Company shall either (A) undertake to cure such event during the Designated Period and provide Employee with written notice during the Designated Period of Company’s determination that such event has been cured, or (B) provide written notice to Employee during the Designated Period that it does not wish to cure such event, in which case, Employee may terminate employment during the fourteen (14) day period following receipt of the notice specified in this clause (B). If, during the Designated Period, Company determines that (1) such event does not exist or (2) Company has cured such event pursuant to clause (A) of the preceding sentence, then (x) Employee will not be entitled to rely on or assert such event as a basis for a Qualifying Termination, and (y) if Employee disagrees with Company’s determination, Employee may file a claim pursuant to Article IV within thirty (30) days after Employee’s receipt of written notice of Company’s determination.

(b)	In the case of any Termination of Employment during a Protection Period, “Qualifying Termination” shall mean:

(i)	the Termination of Employment by Company for any reason other than Cause, Disability or death; or

(ii)	the Termination of Employment by Employee for any of the following reasons:

(A)	the assignment to Employee by Company of duties inconsistent with, or the reduction of the powers and functions associated with Employee’s position, duties, responsibilities and status with Company immediately prior to a Change of Control, or a material adverse change in Employee’s titles or offices as in effect immediately prior to a Change of Control, or any removal of Employee from or any failure to re-elect Employee to any of such positions, except, in each of the foregoing cases, in connection with Termination of Employment by Company due to Cause, Disability or death;

(B)	a reduction by Company in Employee’s Base Compensation or bonus eligibility as in effect on the date of a Change of Control;

(C)	relocation of Company’s principal executive offices outside the Atlanta, Georgia metropolitan area (or, if Employee is not based at Company’s principal executive offices, the relocation of the office at which Employee is based by more than 50 miles);

(D)	Company’s requirement that Employee be based anywhere other than at Company’s principal executive offices in the Atlanta, Georgia metropolitan area (or, if Employee is not based at Company’s principal executive offices, the relocation of the office at which Employee is based by more than 50 miles), or if Employee agrees to a relocation outside the area, Company’s failure to reimburse Employee consistent with Company’s Domestic Relocation Program;

(E)	Company’s failure to continue in effect any Company-sponsored plan that is in effect on the date of a Change of Control (or replacement plans therefore that in the aggregate provide substantially similar or more favorable benefits) that is either a 401(k) Plan or provides incentive or bonus compensation or reimbursement for reasonable expenses incurred by Employee in connection with the performance of duties with Company;

(F)	any material breach by Company of any provision of this Agreement; or

(G)	any failure by Company to obtain the assumption of this Agreement by any successor or assign of Company.

(c)	Notwithstanding anything to the contrary contained herein, any amounts or benefits payable upon a Qualifying Termination that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and applicable regulations will not be payable or distributable to Employee by reason of such circumstance unless the circumstances giving rise to such Qualifying Termination meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

(d)	In the event that Employee is employed by a subsidiary of Company and not Company, for purposes of the term “Qualifying Termination,” “Company” will include such subsidiary.

6.9	“Termination of Employment” means the last date of Employee’s employment with Company and its Affiliates.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 15th day of February, 2016.

INTERNAP CORPORATION		EMPLOYEE

By:	/s/ Tashia L. Rivard		/s/ Kevin M. Dotts
Name:	Tashia L. Rivard	Name:	Kevin M. Dotts

Title:	SVP and General Counsel